CNX RESOURCES CORPORATION
EQUITY INCENTIVE PLAN
FORM OF
RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement set forth below (this “Agreement”) is dated as of the grant date (the “Grant Date”) set forth on Exhibit A and is between CNX Resources Corporation, a Delaware corporation (the “Company”), and the individual to whom the Compensation Committee of the Board of Directors of the Company or its delegatee (the “Committee”) has made this Restricted Stock Unit Award and whose name is set forth on Exhibit A (the “Participant”).
The Company has established the CNX Resources Corporation Amended and Restated Equity and Incentive Compensation Plan (the “Plan”) to advance the interests of the Company and its shareholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of the Company. Unless the context otherwise requires, all capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.
Pursuant to the provisions of the Plan, the Board has delegated to the Committee full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of the Company, and has authorized the execution and delivery of this Agreement.
Agreement

1.Restricted Stock Unit Award. Subject to and pursuant to all terms and conditions stated in this Agreement and in the Plan, as of the Grant Date, the Company hereby grants an Award to the Participant in the form of the number of Restricted Stock Units set forth on Exhibit A (the “Restricted Stock Units”). Each Restricted Stock Unit awarded under this Agreement shall represent a contingent right to receive one Share following the vesting date of such Restricted Stock Unit as described on Exhibit A (each such vesting date, a “Vesting Date”). Notwithstanding, Restricted Stock Units as initially awarded have no independent economic value, but rather are mere units of measurement used for purposes of calculating the value of any benefits to be paid under this Agreement.
2.Issuance and Distribution.
a.Subject to the terms and conditions of this Agreement, and except as otherwise provided in Section 2.2 or Section 4, Restricted Stock Units will be settled and paid in Shares issued to the Participant (to the extent not previously settled) on the applicable Vesting Date, or if the applicable Vesting Date is not a business day, on the immediately following business day, or as soon as reasonably practicable but in no event later than the 15th day of the third month following such date, subject to the Participant’s satisfaction of all applicable income and employment withholding taxes; provided, however, that the Participant shall not be permitted to designate the taxable year of payment.
b.Notwithstanding any other provision of this Agreement, in the event of a Change in Control, as defined in Section 16 of the Plan, the Restricted Stock Units (to the extent not previously vested or forfeited) will be deemed to have vested, and, if the Change in Control qualifies as a “Change in Control” event within the meaning of Treas. Reg. Section 1.409A-3(i)(5)(i) with respect to the Company, will be settled, on the closing date of the Change in Control transaction (the “CiC Payment Date”);

provided, however, in the event of a Change in Control, Restricted Stock Units may, in the Committee’s discretion, be settled in cash and/or securities or other property.1
c.The Participant is required to hold, and not sell, transfer or otherwise dispose of fifty percent (50%) of the Shares issued to the Participant following the vesting of the Restricted Stock Units (after accounting for the payment of any related taxes in connection with the vesting of the Restricted Stock Units) until the earlier of (i) ten (10) years from the Grant Date; or (ii) the Participant’s attainment of age sixty-two (62).
3.Dividends. Each Restricted Stock Unit will be cumulatively credited with dividends that are paid on the Company’s common stock in the form of additional units. These additional units shall be deemed to have been purchased on the record date for the dividend using the closing stock price per Share as reported in The Wall Street Journal and shall be subject to all the same conditions and restrictions as provided in this Agreement applicable to Restricted Stock Units.
4.Change in Participant’s Status. In the event the Participant Separates from Service (i) on or after the date the Participant has reached the age of 50 with 20 or more years of continuous service to the Company and its Affiliates, other than an involuntary termination by the Company for Cause, (ii) on account of death or Disability (and, for the avoidance of doubt, the Participant shall have a Separation from Service upon the Participant’s becoming Disabled), or (iii) by action taken by the Company (including any Affiliate) without Cause and after a decision by the Committee, in its sole and absolute discretion, that such Separation from Service without Cause qualifies for special vesting treatment hereunder (a “Qualifying Separation from Service without Cause”), prior to any Vesting Date or the CiC Payment Date, as applicable, the Participant shall vest in any unvested Restricted Stock Units (to the extent not previously forfeited) and receive payment therefore on the date of such Separation from Service (or as soon as reasonably practicable thereafter, but in no event later than the 15th day of the third month following such Separation from Service); provided, however, that the Participant shall not be permitted to designated the taxable year of payment. Except as otherwise provided herein or in another agreement between the Participant and the Company, in the event the Participant Separates from Service for any other reason, including, but not limited to, by the Participant voluntarily, or by the Company (including any Affiliate) with Cause or without Cause (other than in connection with a Qualifying Separation of Service without Cause), prior to any Vesting Date or the CiC Payment Date, as applicable, the unvested Restricted Stock Units awarded to the Participant shall be cancelled and forfeited, without payment by the Company or any Affiliate; provided that in the event the Participant Separates from Service by action taken by the Company (including any Affiliate) with Cause, any vested Restricted Stock Units that are held by the Participant shall also be forfeited (with any Shares issued thereunder returned to the Company) and, to the extent that the Participant has sold any of his or her Shares issued under the Award within the six (6)-month period ending with the date of the Participant’s date of Separation from Service for Cause, the Participant will be required to repay to the Company, within ten (10) days after receipt of written demand from the Company, the cash proceeds that the Participant received upon each such sale. Any payments due a deceased Participant may be transferred pursuant to the provisions of his or her will or the laws of inheritance following the Participant’s death. Notwithstanding the foregoing or any provision contained herein to the contrary, the delivery of any Shares shall be delayed until six (6) months after your Separation from Service to the extent required by Section 409A(a)(2)(B)(i) of the Code as provided under the terms of the Plan.
5.Tax Consequences/Withholding.
1 For the avoidance of doubt, the sale of any Affiliate of the Company shall not constitute a Change in Control for purposes of this Agreement.

a.It is intended that the Participant shall have merely an unfunded, unsecured promise to be paid a benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.
b.Participant acknowledges that any income for federal, state, local or foreign tax purposes, including payroll taxes, that the Participant is required to recognize on account of the vesting of the Restricted Stock Units and/or issuance of the Shares under this Award to the Participant shall be subject to withholding of tax by the Company. The Participant must pay all applicable taxes when due. The Company will automatically withhold from the total number of Shares deliverable to the Participant upon the applicable payment date, the number of Shares having a fair market value equal to the minimum statutory tax withholding requirements (or as otherwise approved by the Board or the Committee) as determined in accordance with the Plan. In the event of any remaining tax balance, the Participant will be required to deliver a check for that amount payable to the Company before the Shares are deposited into Participant’s plan account. Notwithstanding the foregoing, if the Participant is liable for the payment of the employee share of the FICA (Social Security and Medicare) taxes applicable to the Award prior to the payment of the Shares underlying the Award, the Participant will be required to deliver a check for the amount of such FICA taxes payable to CNX Resources Corporation in a timely manner.
c.This Agreement is intended to comply with, or be excepted from coverage under, Section 409A of the Code and the regulations promulgated thereunder and shall be administered, interpreted and construed accordingly. Notwithstanding any provision of this Agreement to the contrary, if any benefit provided under this Agreement is subject to the provisions of Section 409A of the Code and the regulations issued thereunder (and not excepted therefrom), the provisions of the Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Notwithstanding, Section 409A may impose upon the Participant certain taxes or other charges for which the Participant is and shall remain solely responsible, and nothing contained in this Agreement or the Plan shall be construed to obligate any member of the Committee or Board, the Company or any Affiliate (or its employees, officers or directors) for any such taxes or other charges.
6.Non-Competition.
a.The Participant hereby agrees that this Section 6 is reasonable and necessary in order to protect the legitimate business interests and goodwill of the Company, including the Company’s trade secrets, valuable confidential business and professional information, substantial relationships with prospective and existing customers and clients, and specialized training provided to the Participant and other employees of the Company. The Participant acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates and accordingly agrees that during the term of Participant’s employment and for a period of two (2) years after the termination thereof (the “Restriction Period”):
(i)The Participant will not directly or indirectly engage in any business substantially similar to any line of business conducted by the Company or any of its Affiliates, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any geographic region in which the Company or any of its Affiliates conducted business;
(ii)The Participant will not contact, solicit, perform services for, or accept business from any customer or prospective customer of the Company or any of its Affiliates;

(iii)The Participant will not directly or indirectly induce any employee of the Company or any of its Affiliates to: (1) engage in any activity or conduct which is prohibited pursuant to subparagraph 6.1(a); or (2) terminate such employee’s employment with the Company or any of its Affiliates. Moreover, the Participant will not directly or indirectly employ or offer employment (in connection with any business substantially similar to any line of business conducted by the Company or any of its Affiliates) to any person who was employed by the Company or any of its Affiliates unless such person shall have ceased to be employed by the Company or any of its Affiliates for a period of at least 12 months; and
(iv)The Participant will not directly or indirectly assist others in engaging in any of the activities, which are prohibited under subparagraphs (a) — (c) above.
Notwithstanding the foregoing, if the Restriction Period set forth herein is shorter in duration following the Participant’s termination of employment with the Company and its Affiliates than in any other prior Award Agreement, the Restriction Period set forth herein shall be the Restriction Period for all such prior Award Agreements and related Awards. Similarly, if the Restriction Period is longer in this Agreement than in prior Award Agreements, the Restriction Period set forth in such prior Award Agreements and related Awards shall be amended hereby and have the same applicable Restriction Period following Participant’s termination of employment with the Company and its Affiliates as set forth herein (and the Participant shall be deemed to have consented to such amendment by executing this Agreement).

b.It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable against such Participant. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The restrictive covenants set forth in this Section 6 shall be extended by any amount of time that the Participant is in breach of such covenants, such that the Company receives the full benefit of the time duration set forth above.
7.Confidential Information and Trade Secrets. The Participant and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Participant will not at any time during or after the Participant’s employment with the Company (including any Affiliate) disclose or use for such Participant’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of such Participant’s breach of this covenant. The Participant agrees that upon termination of employment with the Company (including any Affiliate) for any reason, the Participant will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates, except that the Participant may retain personal notes, notebooks and diaries. The Participant further agrees that the Participant will not retain or use for the Participant’s own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.
Notwithstanding anything contained herein to the contrary, this Agreement shall not prohibit disclosure of proprietary confidential information if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such event, give prior notice to the Company of your intent to disclose proprietary confidential information so as to allow the Company an opportunity (which you shall not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.
Notwithstanding the foregoing, nothing in this Agreement is intended to restrict, prohibit, impede or interfere with the Participant providing information to, or from reporting possible violations of law or regulation to, any governmental agency or entity, from participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, or from making other disclosures that are protected under state or federal law or regulation, engaging in any future activities protected under statutes administered by any government agency (including but not limited, to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General), or from receiving and retaining a monetary award from a government-administered whistleblower award program for providing information directly to a government-administered whistleblower award program.  The Participant does not need the prior authorization of the Company to make such reports or disclosures.  The Participant is not required to notify the Company that he or she has made any such reports or disclosures. The Company nonetheless asserts, and does not waive, its attorney-client privilege over any information appropriately protected by the privilege.
8.Remedies/Forfeiture.
a.The Participant acknowledges that a violation or attempted violation on the Participant’s part of Sections 6 and/or 7 will cause irreparable damage to the Company and its Affiliates, and the Participant therefore agrees that the Company and its Affiliates shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Participant or the Participant’s employees, partners or agents. The Participant agrees that such right to an injunction is cumulative, in addition to whatever other remedies the Company (including any Affiliate) may have under law or equity and to the Participant’s obligations to make timely payment to the Company as set forth in Section 8.2 of this Agreement. The Participant further acknowledges and agrees that the Participant’s Restricted Stock Units (whether vested or unvested) shall be cancelled and forfeited (with any Shares issued thereunder returned to the Company), without payment by the Company, if the Participant breaches any of his obligations set forth in Sections 6 and 7 herein.
b.At any point after becoming aware of a breach of any obligation set forth in Sections 6 and 7 of this Agreement, the Company shall provide notice of such breach to the Participant. By agreeing to receive the Restricted Stock Units pursuant to this Agreement, the Participant agrees that, to the extent the Participant has sold any of his or her Shares issued under the Award, within ten (10) days after the date the Company provides such notice, the Participant shall pay to the Company in cash an amount equal to the cash proceeds that the Participant received upon each such sale that occurred after the date that was six (6) months prior to the date of the earliest breach. The Participant agrees that failure to make such timely payment to the Company constitutes an independent and material breach of the terms and conditions of this Agreement, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have resulting from the Participant’s breach of the obligations set forth in Sections 6 and/or 7. The Participant agrees that timely payment to the Company as set forth in this provision of this Agreement is reasonable and necessary because the compensatory damages that will result from breaches of Sections 6 and/or 7 cannot readily be ascertained. Further, the Participant agrees that timely payment to the Company as set forth in this provision of this Agreement is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company, including without limitation those set forth in this Section 8.
9.Assignment/Nonassignment.
a.The Company shall have the right to assign this Agreement, including without limitation Sections 6 and/or 7, and the Participant agrees to remain obligated by all provisions of this Agreement that are assigned to any successor, assign or surviving entity. Any successor to the Company is an intended third party beneficiary of this Agreement.
b.The Restricted Stock Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt by the Participant to Transfer the Restricted Stock Units in violation of the terms of this Agreement shall render the Restricted Stock Units null and void, and result in the immediate forfeiture of such Restricted Stock Units, without payment by the Company.
10.Impact on Benefit Plans. Payments under this Agreement shall not be considered as earnings for purposes of the Company’s and/or Affiliate’s qualified retirement plans or any other retirement or benefit plan unless specifically provided for therein. Nothing herein shall prevent the Company or any Affiliate from maintaining additional compensation plans and arrangements for its employees.
11.Successors; Changes in Stock. The obligation of the Company under this Agreement shall be binding upon the successors and assigns of the Company. If a dividend or other distribution shall be declared upon the Company’s common stock payable in Shares, the Restricted Stock Units shall be adjusted by adding thereto the number of Restricted Stock Units equal to the number of Shares which would have been distributable thereon if such Restricted Stock Units had been actual Shares and outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution. In the event of any spin-off, split-off or split-up, dividend in property other than cash, recapitalization or other change in the capital structure of the Company, or any merger, consolidation, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), or any other corporate transaction or event having an effect similar to any of the foregoing, or extraordinary distribution to shareholders of the Company’s common stock, the Restricted Stock Units shall be appropriately adjusted to prevent dilution or enlargement of the rights of the Participant which would otherwise result from any such transaction, provided such adjustment shall be consistent with Code Section 409A.
In the case of a Change in Control, any obligation under this Agreement shall be handled in accordance with the terms of Section 2 hereof. In any case not constituting a Change in Control in which the Company’s common stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of Shares, merger or consolidation, then (i) the value of the Restricted Stock Units constituting the Award shall be calculated based on the closing price per Share of such common stock on the closing date of the transaction on the principal market on which such common stock is traded and (ii) there shall be substituted for each Restricted Stock Unit constituting the Award, the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding Share shall be so changed or for which each such Share shall be exchangeable. In the case of any such adjustment, the Restricted Stock Units shall remain subject to the terms of the Agreement.
12.Governing Law, Jurisdiction, and Venue.
a.This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law.
b.The Participant hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Agreement (whether such action or proceeding arises under contract, tort, equity or otherwise). The Participant hereby irrevocably waives any objection which the Participant now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts.
c.Jurisdiction over, and venue of, any such action or proceeding shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania.
d.Provided that the Company commences any such action or proceeding in the courts identified in Section 12.3, the Participant irrevocably waives the Participant’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes. The Participant agrees to reimburse the Company for all of the attorneys’ fees and costs it incurs to oppose the Participant’s efforts to challenge or object to litigation proceeding in the courts identified in Section 12.3 with respect to actions arising out of or relating to this Agreement (whether such actions arise under contract, tort, equity or otherwise).
13.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
14.Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
15.Funding. This Agreement is not funded and all amounts payable hereunder, if any, shall be paid from the general assets of the Company or its Affiliate, as applicable. No provision contained in this Agreement or the Plan and no action taken pursuant to the provisions of this Agreement or the Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent the Participant acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.
16.Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

17.Awards Subject to Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
18.Amendment or Termination of this Agreement. This Agreement may be modified, amended, suspended or terminated by the Committee at any time; provided, however, that no modification, amendment, suspension or termination of the Plan or this Agreement shall adversely affect the material rights of the Participant under this Agreement without the consent of such Participant. Notwithstanding the foregoing or any provision of this Agreement to the contrary, the Company may, in its sole discretion and without the Participant’s consent, modify or amend the terms of the Agreement or a Restricted Stock Unit award, or take any other action it deems necessary or advisable, to cause the Agreement to comply with Section 10D of the Exchange Act or Section 409A (or an exception thereto). Any modification, amendment, suspension or termination shall only be effective upon a writing issued by the Company, and the Participant shall not offer evidence of any purported oral modifications or amendments to vary or contradict the terms of this Agreement document.
19.Entire Agreement. Except as otherwise provided in this Agreement or in any other agreement between the Participant and the Company, this Agreement and the Plan are: (i) intended to be the final, complete, and exclusive statement of the terms of the agreement between the Participant and the Company with regard to the subject matter of this Agreement; (ii) supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter; and (iii) may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.
20.Clawback. Notwithstanding any provisions in this Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of Shares delivered hereunder), whether in the form of cash or otherwise, shall be subject to recoupment and recapture to the extent necessary to comply with the requirements of any Company-adopted policy and/or laws or regulations, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Exchange Act, Section 304 of the Sarbanes Oxley Act of 2002, the New York Stock Exchange Listed Company Manual or any rules or regulations promulgated thereunder with respect to such laws, regulations and/or securities exchange listing requirements, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to this grant and recovery of amounts relating thereto.  By accepting this grant of Restricted Stock Units, the Participant agrees and acknowledges that he or she is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover, recoup or recapture this grant of Restricted Stock Units or amounts paid under the Plan pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover, recoup or recapture this grant of Restricted Stock Units or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or other grants.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below. This Agreement may be executed in more than one counterpart, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                            PARTICIPANT

Dated: ___________________
                              Nicholas J. DeIuliis

CNX RESOURCES CORPORATION

William N. Thorndike, Jr.         CNX Resources – Board of Directors - Chair

Exhibit A

Participant:    Nicholas J. DeIuliis

Grant Date:

Number of Restricted Stock Units Subject to Award:

Vesting Schedule: Except as otherwise provided in the Agreement, three (3) successive equal annual installments upon the Participant’s completion of each year of continuous employment with the Company and its Affiliates over the three (3)-year period measured from the Grant Date.